CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our reports dated February 28, 2010 and May 22, 2009 relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of the Virtus Disciplined Small-Cap Opportunity Fund, a series of Virtus Insight Trust and in the March 31, 2009 Annual Report to Shareholders of Virtus Small-Cap Core Fund, a series of Virtus Equity Trust, which is also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Philadelphia, PA

March 25, 2010